EXHIBIT 99.1

CONTACT:

Bell Industries, Inc.
Tracy A. Edwards/Russell A. Doll
310-563-2355

PondelWilkinson MS&L
Roger S. Pondel/Angie H. Yang
323-866-6060

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS 2003 THIRD QUARTER RESULTS

     El Segundo, California – November 6, 2003 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and nine-month periods ended September 30, 2003.

     Net revenues for the 2003 third quarter totaled $39.6 million, compared with $40.4 million in the prior-year period. Bell reduced its loss before income taxes to $233,000 from $688,000 in the third quarter of 2002. For the third quarter of 2003, Bell sustained a net loss of $510,000, or $0.06 per share, compared with a net loss of $416,000, or $0.05 per share, in the third quarter of 2002.

     For the year-to-date period, Bell recorded net revenues of $111.0 million, compared with $113.9 million a year earlier. Bell’s loss before income taxes declined to $1.2 million from $1.5 million during the nine months ended September 30, 2002. Bell incurred a net loss of $1.2 million, or $0.14 per share, for the year-to-date period of 2003, compared with a net loss of $2.2 million, or $0.25 per share, for the 2002 nine-month period. The 2002 results include a goodwill write-off of $2.1 million, equal to $1.3 million after tax, or $0.14 per share, in connection with the adoption of a new accounting standard.

     Revenues at the company’s largest operating unit, Bell’s Tech.logix Group (BTL), totaled $25.9 million in the current third quarter, compared with $26.0 million a year earlier. Services revenues continued to trend upward, increasing 75 percent over the third quarter last year and represented 35 percent of BTL’s total revenues, compared with 20 percent a year ago. BTL recorded a significantly lower operating loss for the 2003 third quarter, amounting to $49,000, compared with a $481,000 operating loss a year ago.

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Bell Industries, Inc.
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     “BTL made progress this quarter, with both expanded and new contract awards,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries. “Results, however, continue to be impacted by challenging conditions in the broad technology sector, the continuing trend of major suppliers marketing their products and services directly to end-user customers, and ongoing transition and business development costs associated with efforts to build the company’s outsourcing practice.

     “We are optimistic about a rebound in the technology market, although the full effect and timing are difficult to judge,” Edwards said. “Within BTL, we have demonstrated that we can win new business, even in a tough environment. Combined with Bell’s strong cash position, we believe the timing is right for us to make prudent investments in our future, particularly as many businesses are enhancing productivity by concentrating efforts on core competencies and establishing strategic outsourcing initiatives. We believe these factors provide considerable opportunities for companies such as BTL.”

     Recently, BTL added a senior sales executive and several new business development and marketing support staff. BTL’s business development base is being enlarged with new sales and client support efforts in Chicago and other Midwest markets that will augment activities operating from BTL’s key locations in Indiana and Virginia. This initiative will include recruiting additional business development and client support staff with experience in specific geographic and vertical target markets that align with BTL’s strategic focus. Additionally, as previously announced, Bell added an executive with substantial business development experience to its board of directors during the quarter. Although the cost of these efforts is anticipated to adversely affect near term results, the company said the activities are designed to continue developing new business opportunities and expand BTL’s market penetration.

     Sales at Bell’s Recreational Products Group amounted to $12.2 million for the three months ended September 30, 2003, compared with $12.9 million in the prior-year period. Operating income increased 55 percent to $427,000 from $276,000 in the 2002 third quarter, principally due to decreases in selling and administrative expenses, which in 2002 included relocation costs.

     J.W. Miller, Bell’s electronic components operation, recorded sales of $1.5 million in the 2003 third quarter, compared with $1.6 million a year earlier. Operating income fell to $115,000 from $172,000 last year, reflecting challenging market conditions during the quarter.

Bell Industries, Inc.
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     Based on current results and conditions, and considering the prior utilization of all previously available tax benefit carryback opportunities, the company estimates that no tax benefit on operating results will be recorded in 2003. Therefore, the year-to-date results for the company through September 30, 2003 reflect no estimated tax benefits on the loss. Additionally, results for the three months ended September 30, 2003 include the reversal of previously recorded interim estimated tax benefits, resulting in an income tax provision of $277,000. The future realization of tax benefits is dependent upon the company’s ability to generate taxable income. During the three and nine-month periods ended September 30, 2002, Bell recognized income tax benefits of $272,000 and $591,000, respectively, all of which were realized through carryback opportunities.

     Bell continues to maintain a strong balance sheet with no bank debt. At September 30, 2003, Bell had net working capital of $19.3 million. Cash and cash equivalents increased 26 percent to $12.7 million from $10.1 million at year-end 2002. During the nine-month period ended September 30, 2003, cash flow from operating activities was $3.2 million. Excluding changes in working capital, cash flow from operating activities was $400,000 during the nine-month period. Shareholders’ equity totaled $24.2 million, or $2.89 per share, at September 30, 2003.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, general business conditions and economic uncertainty, reduced technology product and service sales as major suppliers increasingly sell directly to end-users, decreased margins due to price competition, delays and costs associated with new client engagements, ineffectiveness of business development efforts, realizing business opportunities as the economy improves, the future realization of income tax benefits, and other factors described in the company’s public filings from time to time.

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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2003	2002	2003	2002

Net revenues
Products	$30,625	$35,336	$84,591	$97,423
Services	8,953	5,105	26,439	16,484

	39,578	40,441	111,030	113,907

Costs and expenses
Cost of products sold	25,278	29,436	69,006	80,889
Cost of services provided	7,258	4,097	21,228	12,505
Selling and administrative	7,334	7,667	22,123	22,176
Interest, net	(59)	(71)	(125)	(164)

	39,811	41,129	112,232	115,406

Loss before income taxes and cumulative effect of accounting change	(233)	(688)	(1,202)	(1,499)
Income tax expense (benefit)	277	(272)		(591)

Loss before cumulative effect of accounting change	(510)	(416)	(1,202)	(908)
Cumulative effect of accounting change, net of income tax benefit of $836				(1,280)

Net loss	$(510)	$(416)	$(1,202)	$(2,188)

Basic and diluted share data
Loss before cumulative effect of accounting change per share	$(.06)	$(.05)	$(.14)	$(.11)

Net loss per share	$(.06)	$(.05)	$(.14)	$(.25)

Weighted average common stock	8,367	8,777	8,367	8,856

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$16,970	$20,906	$42,931	$56,358
Services	8,953	5,105	26,439	16,484

	25,923	26,011	69,370	72,842
Recreational Products	12,200	12,880	36,835	36,789
Electronic Components	1,455	1,550	4,825	4,276

	$39,578	$40,441	$111,030	$113,907

Operating income (loss)
Technology Solutions	$(49)	$(481)	$(1,269)	$(1,253)
Recreational Products	427	276	1,429	1,201
Electronic Components	115	172	735	408
Corporate costs	(785)	(726)	(2,222)	(2,019)

	(292)	(759)	(1,327)	(1,663)
Interest, net	59	71	125	164
Income tax benefit (expense)	(277)	272		591
Cumulative effect of accounting change, net				(1,280)

Net loss	$(510)	$(416)	$(1,202)	$(2,188)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$12,689	$10,079
Accounts receivable, net	14,484	13,078
Income tax receivable		2,400
Inventories	9,449	12,349
Prepaid expenses and other	2,584	3,051

Total current assets	39,206	40,957

Fixed assets, net	4,436	5,436
Other assets	2,871	2,997

	$46,513	$49,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,991	$10,687
Accrued payroll and liabilities	10,892	10,661

Total current liabilities	19,883	21,348

Long-term liabilities	2,447	2,496
Shareholders’ equity	24,183	25,546

	$46,513	$49,390